Exhibit 99.5

CONSENT OF HOWARD S. JONAS

I have agreed to serve as a director of Zedge, Inc. effective upon the spin-off and hereby consent to the inclusion of my name and biographical information as a director nominee in the registration statement on Form 10 of Zedge, Inc. and the related Information Statement attached as an exhibit thereto.

/s/ Howard S. Jonas
Howard S. Jonas

April 12, 2016